EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Directors of Lufkin Industries, Inc.

We have audited the accompanying consolidated financial statements of Quinn’s Oilfield Supply Ltd., which comprise the consolidated balance sheets as at February 28, 2011, 2010 and 2009, and the consolidated statements of net income, retained earnings, comprehensive income and cash flows for each of the years in the three year period ended February 28, 2011.

Management's responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Quinn’s Oilfield Supply Ltd. as at February 28, 2011, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three year period ended February 28, 2011 in accordance with Canadian generally accepted accounting principles.

/s/ Deloitte and Touche LLP

Independent Registered Chartered Accountants

Calgary, Canada
February 8, 2012

QUINN’S OILFIELD SUPPLY LTD.

Consolidated Financial Statements

As at and for the years ended February 28, 2011, 2010 and 2009

QUINN'S OILFIELD SUPPLY LTD.

Consolidated Balance Sheets

As at February 28

	2011	2010	2009
ASSETS
CURRENT
Cash	$4,046,937	$3,210,026	$6,643,546
Accounts receivable	24,431,410	19,863,014	19,618,853
Inventories (Note 3)	23,242,076	16,956,355	21,316,660
Income taxes recoverable (Note 4)	-	879,498	1,170,442
Prepaid expenses	413,349	429,418	275,634
Future income taxes	878,126	15,315
Due from related parties (Note 8)	-	-	1,250,000
Due from shareholder (Note 6)	-	1,262,490	-
Assets held for sale (Note 5)	175,847	-	-

	53,187,745	42,616,116	50,275,135
PROPERTY, PLANT AND EQUIPMENT (Note 7)	28,988,015	30,593,011	27,974,081
INTANGIBLE ASSETS (Note 9)	10,328,286	3,333,304	1,485,712
GOODWILL (Note 10)	10,785,659	6,826,304	732,532

	$103,289,705	$83,368,735	$80,467,460

QUINN'S OILFIELD SUPPLY LTD.

Consolidated Balance Sheets

As at February 28

	2011	2010	2009
LIABILITIES AND SHAREHOLDERS EQUITY
CURRENT
Bank indebtedness (Note 11)	$7,147,628	$4,525,697	$4,111,101
Accounts payable and accrued liabilities	16,116,233	9,884,953	11,098,166
Income taxes payable (Note 4)	677,607	-	-
Current portion of long term debt (Note 12)	4,108,092	206,156	194,996
Deferred income	509,571	-	-
Due to shareholder (Note 6)	1,414,874	-	79,536
Purchase bonus liability (Note 15)	244,671	223,837	-
Contingent consideration (Note 16)	431,274	98,902	252,500
Preferred shares (Note 13)	-	1,653,600	4,121,600
Future income taxes (Note 4)	-	-	68,210

	30,649,950	16,593,145	19,926,109

LONG TERM DEBT (Note 12)	12,263,729	5,123,896	5,330,047
PURCHASE BONUS LIABILITY (Note 15)	274,418	572,981	-
CONTINGENT CONSIDERATION (Note 16)	1,685,986	1,953,668	287,548
FUTURE INCOME TAXES (Note 4)	1,464,477	1,457,022	954,220

	15,688,610	9,107,567	6,571,815

	46,338,560	25,700,712	26,497,924

SHAREHOLDERS EQUITY
Share capital (Note 13)	100	100	100
Non-controlling interests (Note 14)	3,532,860	(333,195)	(332,482)
Accumulated other comprehensive income (loss) (Note 17)	(2,361,370)	(1,492,222)	299,177
Retained earnings	55,779,555	59,493,340	54,002,741

	56,951,145	57,668,023	53,969,536

	$103,289,705	$83,368,735	$80,467,460
COMMITMENTS (Note 21)

QUINN'S OILFIELD SUPPLY LTD.

Consolidated Statements of Net Income

Years Ended February 28

	2011	2010	2009

REVENUE	$118,069,223	$88,227,422	$103,491,966
COST OF GOODS AND SERVICES	65,970,424	48,169,534	59,406,704

GROSS PROFIT	52,098,799	40,057,888	44,085,262

EXPENSES
Depreciation (Note 7)	1,529,505	1,561,352	1,642,248
Amortization of intangible assets (Note 9)	713,989	230,385	181,701
General and administrative	33,232,747	25,648,559	26,157,316
Interest and bank charges	164,140	178,226	111,062
Interest on long term debt and accretion	1,078,802	362,933	191,945

	36,719,183	27,981,455	28,284,272

INCOME FROM OPERATIONS	15,379,616	12,076,433	15,800,990

OTHER INCOME (EXPENSES)
Net foreign exchange gain (loss)	(1,115,063)	(1,429,868)	2,358,720
Net loss on disposal of assets	(40,750)	(66,680)	(27,735)
Impairment of asset	-	-	(450,000)
Interest income	7,262	7,081	141,968
Other income	100,298	19,702	25,792

	(1,048,253)	(1,469,765)	2,048,745

INCOME BEFORE INCOME TAXES	14,331,363	10,606,668	17,849,735

INCOME TAXES
Current	5,161,317	3,553,061	5,291,796
Future	(1,203,594)	537	328,015

	3,957,723	3,553,598	5,619,811

NET INCOME FROM CONTINUING OPERATIONS	10,373,639	7,053,070	12,229,924
LOSS FROM DISCONTINUED OPERATIONS (Note 5)	(2,104,477)	(16,185)	-

NET INCOME	$8,269,163	$7,036,885	$12,229,924

NET INCOME PER SHARE FROM CONTINUING OPERATIONS – BASIC AND DILUTED	$103,736	$70,531	$122,300

LOSS PER SHARE FROM DISCONTINUED – BASIC AND DILUTED	$(21,045)	$(162)	$-

NET INCOME PER SHARE – BASIC AND DILUTED	$82,692	$70,369	$122,300

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	100	100	100

NET INCOME (LOSS) ATTRIBUTABLE TO:
ORDINARY SHAREHOLDER	$8,396,453	$7,037,598	$12,535,643
NON-CONTROLLING INTERESTS	(127,290)	(713)	(305,719)

	$8,269,163	$7,036,885	$12,229,924

QUINN'S OILFIELD SUPPLY LTD.

Consolidated Statements of Retained Earnings

Years Ended February 28

	2011	2010	2009

RETAINED EARNINGS - BEGINNING OF YEAR	$59,493,340	$54,002,741	$44,792,739
NET INCOME FOR THE YEAR	8,396,453	7,037,598	12,535,643

	67,889,793	61,040,339	57,328,382
DIVIDENDS PAID	(12,070,000)	(1,610,000)	(3,165,641)
REFUNDABLE DIVIDEND TAXES	73,000	63,001	(160,000)
RELATED PARTY CAPITAL TRANSACTIONS (Note 18)	(113,238)	-	-

RETAINED EARNINGS - END OF YEAR	$55,779,555	$59,493,340	$54,002,741

QUINN'S OILFIELD SUPPLY LTD.

Consolidated Statements of Comprehensive Income

Years Ended February 28

	2011	2010	2009

NET INCOME FOR THE YEAR	$8,269,163	$7,036,885	$12,229,924
CHANGES IN COMPREHENSIVE INCOME (LOSS)

Cumulative translation adjustment	(869,148)	(1,791,399)	1,740,523

COMPREHENSIVE INCOME FOR THE YEAR	$7,400,015	$5,245,486	$13,970,447

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO:
ORDINARY SHAREHOLDER	$7,527,305	$5,246,199	$14,275,766
NON-CONTROLLING INTERESTS	(127,290)	(713)	(305,319)

	$7,400,015	$5,245,486	$13,970,447

QUINN'S OILFIELD SUPPLY LTD.

Consolidated Statements of Cash Flows

Year Ended February 28

	2011	2010	2009
OPERATING ACTIVITIES
Net income from continuing operations	$10,373,639	$7,053,070	$12,229,924
Adjustments to reconcile net (loss) to net cash from (used in) operating activities:
Depreciation	3,296,834	2,990,173	2,883,330
Amortization	993,988	230,385	181,701
Accretion expense	334,315	92,020	58,052
(Gain) loss on disposal of property, plant
and equipment	40,750	66,680	27,735
Impairment of assets	771,599	-	450,000
Future income taxes	(1,203,594)	537	328,419
Changes in non-cash working capital balances	5,164,218	4,782,360	(7,160,942)

Net cash from continuing operating activities	19,771,749	15,215,225	8,998,219

Net cash from (used in) discontinued operations	(586,097)	(1,590,855)	-

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(11,485,002)	(8,106,582)	(13,421,258)
Purchase of intangible asset	-	(635,560)	-
Proceeds from disposal of property, plant and equipment	414,077	345,156	55,470
Business acquisitions consideration, net	(13,393,429)	(5,193,900)	-
Advances to related parties	-	-	(1,250,000)
Contingent consideration	(103,489)	(285,951)	(317,445)
Purchase bonus liability	(375,150)	-	-
Repayments from related parties	-	1,250,000	-

Cash flow used in continuing investing activities	(24,942,993)	(12,626,837)	(14,933,233)

Net cash from discontinued investing operations	71,360	-	-

FINANCING ACTIVITIES
Proceeds from long term debt, net	15,883,580	(194,991)	5,525,043
Redemption of preferred shares	(1,653,600)	(2,468,000)	-
Advances from (repayments) shareholders	1,414,874	(1,342,026)	1,553,563
Proceeds from bank indebtedness, net	2,948,038	1,183,964	1,917,213
Dividends paid	(12,070,000)	(1,610,000)	(3,165,641)

Net cash (used in) from continuing financing operations	6,522,892	(4,431,053)	5,830,178

INCREASE (DECREASE) IN CASH FLOW	836,911	(3,433,520)	(104,836)
Cash - beginning of year	3,210,026	6,643,546	6,748,382

CASH – END OF YEAR	$4,046,937	$3,210,026	$6,643,546

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	$(292,330)	$(484,475)	$(244,955)
Interest received	$7,262	$7,081	$141,968

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

1.	DESCRIPTION OF BUSINESS

Quinn’s Oilfield Supply Ltd. (“Quinn’s” or the “Company”) incorporated under the Alberta Business Corporation Act. The Company is a Canadian controlled private company engaged in the business of manufacturing reciprocating and progressive cavity pumps for the oil and gas industry. The entities included in these consolidated financial statements are described in Note 2.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). All amounts are expressed in Canadian Dollars, except as otherwise noted. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities. Significant estimates used in the preparation of these consolidated financial statements include, but are not limited to, allowance for doubtful accounts, net realizable value and provisions for obsolete and slow moving inventories, purchase price allocations on business acquisitions, depreciation of property plant and equipment over their estimated useful lives, amortization of intangible assets over their estimated useful lives, impairment of long-lived assets and goodwill, and accruals and the provision for income taxes. Actual results could differ significantly from these estimates.

(continues)

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Consolidation

The consolidated financial statements include the accounts of the Company, and the following entities:

Quinn Pumps Inc. is incorporated under the Secretary of the State of Texas and engages in the assembly and sale of reciprocating and progressive cavity oil pumps to the oil and gas industry. Quinn Pumps Inc. is a wholly-owned subsidiary of Quinn Oilfield Supply Ltd.

Quinn Pumps (California) Inc. is incorporated under the Secretary of State of the State of California and engages in the manufacturing and sale of reciprocating and progressive cavity oil pumps to the oil and gas industry. Quinn Pumps (California) Inc. is a wholly-owned subsidiary of Quinn Oilfield Supply Ltd.

Quinn Pumps (North Dakota) Inc. is incorporated under the Secretary of the State of North Dakota and engages in the manufacturing and sale of reciprocating and progressive cavity oil pumps to the oil and gas industry. Quinn Pumps (North Dakota) Inc. is a wholly-owned subsidiary of Quinn Pumps Inc. Quinn Pumps (North Dakota) (formally known as Red Iron Pumps & Supply Inc.) was purchased from a third party on January 4, 2010 (Note 22).

Grenco Energy Services Limited Partnership (the “Partnership”) was formed on May 27, 2010. The Partnership manufactures and sells progressive cavity pumps to the oil and gas industry. Grenco Energy Services Limited Partnership, is owned 85% by Quinn’s Oilfield Supply Inc. Grenco Energy Services Ltd. was incorporated to act as the general partner of this limited partnership and the Company owns 85% of its common shares.

The Company also had a variable interest entity, Quinn Titan Tools Inc. which provided tools for sale and rental in the wind power generating business. Quinn Titan Tools Inc. was shut down on January 1, 2011 and its operations have been classified as discontinued operations (See note 5). Quinn Titan Tools Inc. was formed as a wholly-owned subsidiary of Quinn Holdings Ltd. (a shareholder of the Company) and commenced operations in October 2009. As the Company was a primary beneficiary of this entity, its results were included in these consolidated financial statements from its inception. On January 7, 2011, the shares of Quinn Titan Tools Inc. were acquired by Quinn Pumps Inc. from Quinn Holdings Ltd. On February 28, 2011, Quinn Titan Tools Ltd. was amalgamated with Quinn Pumps Inc.

Q Oilfield Protective Coatings Inc. was owned 50% by the Company. and 50% by Hyperion Technologies Inc. (an unrelated company). On June 15, 2010, the Company acquired the shares held by Hyperion Technologies Inc. for nominal consideration (see note 18). Subsequent to February 28, 2011, Q Oilfield Protective Coatings Inc. was wound up into the Company.

Quinn Aviation Ltd. was a wholly-owned subsidiary of Quinn Oilfield Supply Inc. in 2010. On August 10, 2010, the ownership interest was transferred to Quinn Holdings (See note 18).

Intercompany transactions and balances are eliminated on consolidation.

(continues)

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation

The Company’s U.S. subsidiaries are self-sustaining foreign operations and are translated into Canadian dollars using the current rate method whereby assets and liabilities are translated at the rate of exchange at the balance sheet date, revenues and expenses are translated at monthly average exchange rates, and gains and losses on translation are deferred and included in the shareholders’ equity section as accumulated other comprehensive income.

The Company uses the Canadian dollar as its measurement and reporting currency for these consolidated financial statements.

Revenue recognition

Service revenue is recognized at the time the service is performed. Rental revenue is recognized in the period the rental tools are used by customers based on the terms of the rental agreement or service contracts. Sales revenue is recognized on the sale of oilfield pumps at the time the oilfield pump title transfers and only when collectibility is reasonably assured. If there is a requirement for customer acceptance of any products shipped, revenue is recognized upon customer acceptance. Payment received in advance of the recognition of revenue is recorded as deferred revenue.

Inventories

Inventories consists of raw materials, work-in-progress, and finished goods to be used in the production of reciprocating and progressive cavity pumps and are valued at the lower of cost and net realizable value with cost being determined by using the weighted average cost method, where cost is determined as costs to purchase, costs of conversions and other costs incurred in bringing the inventories to their present location and condition. Work-in-progress and finished goods include raw materials at actual cost, and direct labour and manufacturing overhead expenses at standard cost which approximates actual cost. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling expenses. If there is a change in the estimates used to determine the recoverable amount and the decrease in impairment write-down can be objectively linked to an event occurring after the impairment was recognized, then the reversal of an impairment write-down is recognized.

(continues)

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Property, plant and equipment are depreciated over their estimated useful lives at the following rates and methods:

Aircraft	25%	declining balance method
Automotive equipment	4 to 5 years	straight-line method
Buildings	20 to 25 years	straight-line method
Computer equipment	5 to 10 years	straight-line method
Computer software	5 years	straight-line method
Machinery and equipment	10 years	straight-line method
Leasehold improvements	Term of lease	straight-line method
Parking lots	25 years	straight-line method

Costs related to assets under construction are capitalized when incurred and no depreciation is recorded on assets under construction until the assets are substantially complete and ready for use.

Intangible assets

Intangible assets include assets acquired under certain business combinations (note 22) and purchased licence agreements. Intangible assets with a definite life acquired under a business combination are measured initially at fair value or at cost if purchased and are subsequently amortized using the straight-line method as follows:

Licence agreements	Term of the contract
Customer relationships	9 to 10 years
Developed technologies	10 Years
Patents	4 Years
Non-compete agreements	5 Years
Capital license	20 years

The brand name has an indefinite life and therefore is not subject to amortization.

Intangible assets with an indefinite life are not amortized, but are reviewed annually for impairment, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset is not recoverable and exceeds its estimated fair value.

Impairment of long lived assets

Whenever events or circumstances indicate that the carrying value may not be recoverable, management assesses the carrying value of long lived assets for indications of impairment. Indications of impairment include an ongoing lack of profitability and/or significant changes in technology. An impairment loss is recognized when the carrying value of a long lived asset exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Business combinations and goodwill

The Company uses the acquisition method to account for business acquisitions. The Company measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a gain on acquisition is recognized immediately in net income.

Goodwill is allocated as of the date of the business combination to the Company’s reporting units that are expected to benefit from the business combination and represents the lowest level within the Company at which the goodwill is monitored for internal management purposes. Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is measured at cost less accumulated impairment losses.

The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared to its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting units is considered not to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of the reporting units exceeds its fair value, in which case the implied fair value of the reporting unit goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of the goodwill is determined in a business combination, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss equal to the excess is recognized in net income.

Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Non-controlling interests

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis and depends on whether existing interest in the acquire exists. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another accounting standard.

Contingent consideration and purchase bonus liabilities

When the consideration for a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period, which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date. The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not re-measured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is re-measured at subsequent reporting dates in accordance with financial instrument classification.

Same accounting policy is followed for initial measurement and re-measurement of purchase bonus liabilities.

Assets held for sale

Long-lived assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the non-current asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Long-lived assets held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell. A long-lived asset is not depreciated during the time that is classified as held for sale.

Financial instruments

All financial instruments are initially recorded at fair value in the consolidated balance sheet. The Company has classified each financial instrument into the following categories: assets or liabilities held for trading, assets held to maturity, assets available for sale, loans and receivables and other liabilities. Measurement of these financial instruments subsequent to their initial recognition, along with the accounting treatment for any change in their measurement is based on their classification. Unrealised gains and losses on held for trading instruments are recognized in earnings, while gains and losses on available for sale financial assets are recognized in other comprehensive income and transferred to earnings when realized. The other classifications of financial instruments are recorded at amortized cost using the effective interest method.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company has made the following classifications:

1.	Cash and bank indebtedness are classified as ‘held for trading’ and is measured at fair value. Any change in fair value is recorded in net income.

2.	Accounts receivable, due from related parties and due from shareholders is classified as ‘loans and receivables’, and is measured at amortized cost using the effective interest method.

3.
Accounts payable and accrued liabilities, contingent consideration, purchase bonus liability, preferred shares and the long term debt are classified as ‘other financial liabilities’ and are measured at amortized cost using the effective interest method. Long term debt is also classified under ‘other financial liabilities’ and is valued in the same fashion.

4.	The Company has not classified any financial instruments as ‘held to maturity’ or ‘available for sale’.

Future income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recorded based on temporary differences, which are the differences between the carrying amount of an asset or liability and its tax basis. Future tax balances are reflected at the enacted or substantively enacted tax rates which are expected to apply when the temporary differences between the accounting and tax bases of the Company’s assets and liabilities are reversed. Future tax assets are recorded only when the Company assesses that the realization of these assets is more likely than not. The effect of a change in income tax rates on future income tax liabilities and assets are recognized in net income in the period in which the related legislation is substantively enacted.

Employee future benefits

The Company has a defined contribution benefit plan for its employees. Contributions by the Company are expensed when contributed. The Company has no other post-retirement benefit plans.

Net income (loss) per share

Net income (loss) per share is calculated using the weighted average number of shares outstanding for the period. Diluted net income (loss) per share is calculated using the treasury stock method where the deemed proceeds on the exercise of options or warrants and the average unrecognised stock-based compensation are considered to be used to reacquire shares at an average share price for the period. The Company has no stock options or other potentially dilutive securities.

Changes in accounting policies

In January 2009, the CICA issued the following CICA Handbook Sections that the Company adopted:

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

“Business Combinations”, Section 1582, which replaced the previous business combinations standard. Under the new section, the term “business” is more broadly defined than in the previous standard, most assets acquired and liabilities assumed are measured at fair value, any interest in the acquiree owned prior to obtaining control is remeasured at fair value at the acquisition date (eliminating the need for guidance on step acquisitions), measurement of shares is based on the closing date, a gain on business acquisition results when the fair value of the assets acquired less the liabilities assumed exceeds the consideration paid, and acquisition costs are expensed. The adoption of this standard impacted the accounting treatment of business combinations entered into after February 28, 2009.

“Consolidated Financial Statements”, Section 1601, which together with Section 1602 below, replace the former consolidated financial statements standard. Section 1601 establishes the requirements for the preparation of consolidated financial statements for the preparation of consolidated financial statements. The adoption of this standard has no material impact on Quinn’s consolidated financial statements.

“Non-Controlling Interests”, Section 1602, which establishes the accounting for a non-controlling interest in a subsidiary to be classified as a separate component of equity. In addition, net income and components of other comprehensive income are attributed to both the parent and non-controlling interest. The adoption of this standard had no material impact on Quinn’s consolidated statements.

The provisions of Sections 1535, Capital Disclosures, 3862, Financial Instruments – Disclosures and 3863, Financial Instruments – Presentation issued by the Canadian Institute of Chartered Accountants (CICA). The Company has applied these new accounting standards in note 20 - Capital Management for Section 1535, Capital Disclosures and note 19 - Financial Instruments for Sections 3862, Financial Instruments – Disclosures and 3863, Financial Instruments – Presentation without restatement of comparatives.

“Inventories”, Section 3031, which provide guidance on the determination of cost, including guidance on the cost formulas that is used to assign costs, and the subsequent recognition of inventory cost as an expense, including any write down to net realizable value. Inventories are measured at the lower of cost and net realizable value. The cost of inventories include all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Costs that are not ordinarily interchangeable are assigned using the first-in-first-out (FIFO) or weighted average cost formula. A new assessment is made of net realizable value in each subsequent period. When the circumstances that previously caused inventories to be written down below cost no longer exist or when there is clear evidence of an increase in net realizable value because of changed economic circumstances, the amount of the write-down is reversed, limited to the amount of the original write-down, so that the new carrying amount is the lower of the cost and the revised net realizable value. When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories is recognized as part of the cost of goods and services expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories arising from an increase in net realizable value is recognized as a reduction in the amount of inventories recognized as part of the cost of goods and services expense in the period in which the reversal occurs. The adoption of this new accounting standard did not have any material impact on the opening balance of inventories and retained earnings for the period or the results of the Company’s operations or financial position for the year or at the reporting date February 28, 2009.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

“Going Concern”, Section 1400, which requires an entity to assess and, where management is aware of material uncertainties that may cast significant doubt as to the entity’s ability to continue as a going concern, to disclose those uncertainties. The adoption of this new standard did not have any impact on the Company’s consolidated financial statements for the year ended February 28, 2009. The CICA issued Section 3064, Goodwill and Intangible Assets effective for fiscal years beginning on or after October 1, 2008 with early adoption encouraged. Effective March 1, 2009, the Company early adopted this new section. The adoption of this new section did not have any impact on the Company’s consolidated financial statements for the period except for a reclassification of computer software from Capital Assets to Intangible Assets and the separate disclosure of amortization of intangible assets.

On January 20, 2009, the Emerging Issues Committee (EIC) issued Abstract EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. Under EIC 173 an entity’s own credit risk and the credit risk of its counterparties is taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. Adopting this accounting change did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the CICA amended Section 3862 Financial Instruments – Disclosures to improve disclosures related to fair value measurements of financial instruments, including the relative reliability of the inputs used in those measurements, and liquidity risk, in light of concerns that the nature and extent of liquidity risk requirements were unclear and difficult to apply. Fair value measurement disclosures require a three-level hierarchy that ranks the quality and reliability of information used to determine fair values with the highest priority given to quoted prices in active markets and the lowest priority given to model values that include unobservable data. These disclosures are effective for these consolidated financial statements and are contained in Note 19(e).

Change in accounting framework

In February 2008, the Canadian Accounting Standards Board (AcSB) confirmed that International Financial Reporting Standards (IFRS) will replace Canadian GAAP in 2011 for profit-oriented Canadian publicly accountable enterprises effective for periods beginning on or after January 1, 2011. As a result, the Company will be required to report its results in accordance with IFRS beginning in 2012.

3.	INVENTORIES

	2011	2010	2009

Raw-materials	$1,690,670	$543,665	$881,934
Work-in-progress	751,009	546,788	646,917
Finished goods	20,800,397	15,865,902	19,787,809
	$23,242,076	$16,956,355	$21,316,660

An inventory write-down of approximately $1,560,000 was recognized during the year ended February 28, 2011 (2010 and 2009  - $nil).

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

4.	INCOME TAXES

The following are the Company’s future income tax assets and liabilities:

	2011	2010	2009

Working capital timing differences	$878,126	$15,315	$(68,210)
Total current future income tax (liability) asset	$878,126	$15,315	$(68,210)

	2011	2010	2009

Property, plant, equipment and intangibles	$2,430,915	$1,865,122	$1,261,220
Loss carry forward	(1,024,438)	(518,000)	(166,000)
Unrealized foreign exchange losses	(125,000)	(22,100)	(198,000)
Valuation allowance	183,000	132,000	57,000
Total long term future income tax liability	$1,464,477	$1,457,022	$954,220

The Company has recorded a valuation allowance related to potential future income tax assets in which the Company has determined that it is not currently more likely than not that sufficient future taxable income will be available to allow for the tax asset to be realized.

The following represents the Company’s tax loss carry forwards:

	2011	2010	2009

Non-capital losses – Canada	$690,890	$477,657	$219,774
Capital losses – Canada	1,834,476	1,751,759	484,239
Business losses – United States	1,146,960	57,940	-
Total	$3,672,326	$2,287,356	$704,013

The Canadian non-capital losses expire between the tax years ending February 28, 2027 – 2030.  The Canadian capital losses and United States business losses can be carried forward indefinitely.  Only the benefit of the losses deemed more likely than not to be realized have been recognized in these financial statements.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

The income tax provision differs from that expected by applying the combined Canadian federal and provincial tax rate to the Company’s income before income taxes for the following reasons:

	2011	2010	2009

Net income before tax	$14,331,363	$10,606,668	$17,849,735
Corporate tax rate	28.03%	29.21%	29.78%

Expected income tax expense	4,017,081	3,098,208	5,315,651

Adjusted for the effects of:Tax rate in foreign jurisdictions	198,889	251,876	492,363
Change in valuation allowance	119,000	74,841	41,000
Permanent differences	260,230	119,193	(44,317)
Future tax rate changes	16,429	15,849	(158,614)
Impact of rate differential on capital items	27,342	26,783	(70,960)
Over (under) accruals of prior year	-	-	(5,769)
Impact of discontinued operations	(685,882)	-	-
Other	4,634	(33,152)	50,457
Actual income tax expense	3,957,723	3,553,598	5,619,811

Represented by:
Current tax expense	5,161,317	3,553,061	5,291,796
Future tax expense (recovery)	(1,203,594)	537	328,015
Total income tax expense	3,957,723	3,553,598	5,619,811

5.	ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

On January 1, 2011, the Company determined that Quinn Titan Tools Inc. would be disposed of in order for the Company to focus on its core business activities in Canada and the United States.

	2011	2010
Revenue from discontinued operations	$1,402,842	$833,085
Cost of goods and services	(1,088,633)	(532,432)
Depreciation	(77,149)	(22,042)
General and administrative expenses	(900,306)	(294,796)
Impairment of assets held for sale	(643,200)	-
Impairment of inventory	(798,031)	-
Net loss from discontinued operations	$(2,104,477)	$(16,185)

Assets held for sale include rental assets that are valued at the lower of carrying amount and fair value less costs to sell. An impairment loss of $643,200 has been recognized on the held for sale assets for the year ended February 28, 2011 (2010 and 2009 - $nil). The impairment loss was incurred on assets held as part of the United States geographic segment, as disclosed in note 23.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

6.	DUE TO (FROM) SHAREHOLDER

	2011	2010	2009

Due (to) from Quinn Holdings Ltd.	(1,414,874)	1,262,490	(79,536)
	$(1,414,874)	$1,262,490	$(79,536)

The amounts due from (to) shareholder are unsecured, non-interest bearing, and have no set repayment terms.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

7.	PROPERTY, PLANT AND EQUIPMENT

		Accumulated	Net carrying
As at February 28, 2011	Cost	depreciation	amount

Aircraft	$-	$-	$-
Assets under construction	45,798	-	45,798
Automotive equipment	3,777,401	1,487,762	2,289,639
Buildings	12,264,039	3,892,285	8,371,754
Computer equipment	1,107,130	761,328	345,802
Computer software	1,817,663	1,330,517	487,146
Manufacturing and equipment	25,218,173	12,226,597	12,991,576
Land	2,050,887	-	2,050,887
Leasehold improvements	2,488,699	121,089	2,367,610
Parking lots	58,730	20,927	37,803
	$48,828,520	$19,840,505	$28,988,015

The depreciation expense for the year ended February 28, 2011 was $3,296,834 (2010 - $2,990,173 and 2009 - $2,883,330) of which $1,767,329 (2010 - $1,428,824 and 2009 $1,258,543) relating to manufacturing and service operations was included in cost of goods and services.

		Accumulated	Net carrying
As at February 28, 2010	Cost	depreciation	amount

Aircraft	$1,581,000	$543,469	$1,037,531
Assets under construction	1,562,088	-	1,562,088
Automotive equipment	2,709,924	1,483,884	1,226,040
Buildings	17,231,459	3,406,479	13,824,980
Computer equipment	855,252	673,298	181,954
Computer software	1,605,810	1,119,060	486,750
Manufacturing and equipment	18,322,941	10,969,363	7,353,578
Land	4,838,831	-	4,838,831
Leasehold improvements	99,041	17,782	81,259
	$48,806,346	$18,213,335	$30,593,011

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

7.	PROPERTY, PLANT AND EQUIPMENT (continued)

		Accumulated	Net carrying
As at February 28, 2009	Cost	depreciation	amount

Aircraft	$1,581,000	$197,625	$1,383,375
Assets under construction	1,178,118	-	1,178,118
Automotive equipment	2,664,571	1,761,005	903,566
Buildings	16,109,397	2,982,331	13,127,066
Computer equipment	1,001,612	733,063	268,549
Computer software	1,554,932	919,034	635,898
Manufacturing and equipment	15,455,038	9,538,179	5,916,859
Land	4,472,818	-	4,472,818
Leasehold improvements	98,045	10,213	87,832
	$44,115,531	$16,141,450	$27,974,081

8.	DUE FROM RELATED PARTIES

The amounts due from 1384633 Alberta Ltd., a company related through common ownership, are  due on demand, unsecured with no specific terms of repayment, and bear interest as may be determined from time to time.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

9.	INTANGIBLE ASSETS

			2011
	Cost	Accumulated	Net book
		Amortization	Value

Licence
Agreements	$924,000	$116,000	$808,000
Customer relationships	5,819,616	1,044,272	4,775,344
Patents	1,251,000	235,000	1,016,000
Developed technologies	594,000	45,000	549,000
Capital license	584,340	33,275	551,065
Non-competition agreements	155,601	80,724	74,877
Brand name	2,554,000	-	2,554,000
	$11,882,557	$1,554,271	$10,328,286

			2010
	Cost	Accumulated	Net book
		Amortization	Value

Licence
Agreements	$-	$-	$-
Customer relationships	3,178,416	551,710	2,626,706
Patents	-	-	-
Developed technologies	-	-	-
Capital license	631,561	14,912	616,649
Non-competition agreements	147,393	57,444	89,949
Brand name	-	-	-
	$3,957,370	$624,066	$3,333,304

2009
	Cost	Accumulated	Net book
		Amortization	Value

Licence
Agreements	$-	$-	$-
Customer relationships	1,895,149	442,201	1,452,948
Patents	-	-	-
Developed technologies	-	-	-
Capital license	-	-	-
Non-competition agreements	78,638	45,874	32,764
Brand name	-	-	-
	$1,973,787	$488,075	$1,485,712

The amortization expense for the year ended February 28, 2011 was $993,988 (2010 - $230,385 and 2009 - $181,701) of which $280,000 (2010 and 2009 - $Nil) relating to manufacturing and service operations was included in cost of goods and services.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

10.	GOODWILL

	2011	2010	2009

Balance, beginning of year	$6,826,304	$732,532	$569,352
Acquisition of Red Iron Pump	-	6,026,357	-
and Supply Inc. (Note 22)	-	-	-
Acquisition of Ranger Pumps (Note 22)	419,199	-	-
Acquisition of Grenco Industries Ltd. (Note 22)	4,068,000	-	-
Foreign currency translation adjustments	(527,844)	67,415	163,180
Balance, end of year	$10,785,659	$6,826,304	$732,532

At February 28, 2011, 2010 and 2009 an impairment test was performed on goodwill using management’s best estimate of discounted future cash flows. The test indicated that the fair value exceeded the carrying amount. As such, Quinn’s determined that there was no impairment of goodwill as at February 28, 2011, 2010 and 2009.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

11.	BANK INDEBTEDNESS

The Company has primary revolving demand loan facilities in both United States and Canadian dollars. The U.S. facility has a maximum (USD) credit limit of $1,000,000 (2010-$2,235,000, 2009-$2,235,000) and the Canadian facility has a maximum credit limit of $2,504,000 (2010-$1,000,000, 2009-$1,000,000). The US facility bears interest at the bank’s US prime rate plus 0.90%,(2010 +0%, 2009 +0%) at an effective rate of 4.65% at February 28, 2011 (2010-2.25%, 2009-3.00%). The Canadian facility bears interest at the bank’s prime rate plus 0.90% (2010-+0%, 2009-+0%), for an effective rate of 3.90% at February 28, 2011. The demand loans are secured by a general security agreement covering all assets of the Company, a floating charge on land, assignment of accounts receivable and inventory. At February 28, 2011, $370,000 (2010-Nil, 2009-Nil) were advanced on the Canadian facility.

The Company has a secondary $500,000 (2010-$500,000 2009 $1,500,000) revolving facility at bank prime plus 1.10% ((effective rate of 4.10% as at February 28, 2011) (2010-2.50%, 2009-3.25%) and a $500,000 (2010-$500,000, 2009-$1,500,000) lease line of credit. The aggregate borrowing under these two facilities may not exceed $500,000 at any time, secured as above and by a specific security interest in any equipment financed. As at February 28, 2011, 2010 and 2009 no funds were advanced from this facility.

Quinn Pumps Inc. has a revolving line of credit with an authorized limit of $4,000,000 USD (2010-$4,000,000, 2009-$6,000,000) at the RBC Bank (USA). The line of credit bears monthly interest at the higher of 4% and the one month LIBOR Base rate plus 2.00% (2010-2.00%, 2009-2.25%) (effective rate of 2.26% at February 28, 2011) (2010-2.23%, 2009-5.33%). The line of credit is secured by a collateral security agreement over all of the assets of the Company. Amount advanced at February 28, 2011 were $2,104,505 USD (2010-$2,059,505 USD, 2009-$1,402,000 USD).

Quinn Pumps (California) has a revolving line of credit with an authorized limit of $2,000,000 USD (2010-$2,000,000, 2009-$1,000,000) at the RBC Bank. The line of credit is subject to interest at the higher of 4% and the one month LIBOR rate plus 2.00% (2010-2.00%, 2009-2.25%) (effective rate of 2.26% at February 28, 2011) (2010-2.23%, 2009-5.00%). The line of credit is secured by a collateral security agreement over all of the assets of the company. Amounts advanced at February 28, 2011 were $712,000 USD (2010-$441,939 USD, 2009-$608,000 USD).

Quinn Pumps (North Dakota) Inc. has a line of credit with an authorized unit of $1,000,000 USD (2010-$1,000,000) at the RBC Bank. The line of credit is subject to interest at 4% (2010-4%). The line of credit is secured by a collateral security agreement over all assets of the Company and (interoperate guarantees). Amounts advanced at February 28, 2011 were $395,000 USD (2010-$342,038 USD)

Grenco Energy Services Limited Partnership has a primary revolving demand loan facility  with a authorized limit of $2,500,000. The facility bears interest at the bank’s prime rate plus 0.90% (effective rate of 3.9% at February 28, 2011) and is secured by a general security agreement covering all assets of the partnership, an assignment of the partnership’s inventory and a first ranking security in the partnerships inventory. At February 28, 2011 $2,304,146 was advanced on this facility.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

12.	LONG TERM DEBT

	2011	2010	2009

RBC term loan, repayable in monthly blended instalments of $111,445, bearing interest at Royal Bank prime plus 1.10%, with an effective rate of 4.10%, maturing May 2012.	$4,131,464	$-	$-

RBC term loan, repayable in monthly Blended instalments of $105,510, bearing interest at a fixed interest rate of 3.23%, maturing May 2012.	3,899,357	-	-

Promissory note payable, repayable in annual instalments of $1,760,000 plus accrued interest, bearing interest at 4% per annum, (effective rate of 8%) maturing June 2016 and secured by general security agreements and a mortgage in the amountof $8,800,000	8,341,000	-	-

Mortgage payable in monthly blended instalments of $41,770 with an interest rate of 5.64%, maturing February 2012 and secured by a land and building with a net book value of $8,499,290.	-	5,330,052	5,525,043
	16,371,821	5,330,052	5,525,043
Amounts payable within one year	(4,108,092)	(206,156)	(194,996)
	$12,263,729	$5,123,896	$5,330,047

The RBC term loans are secured by a general security agreement covering all assets of the Partnership, a floating charge on land, assignment of inventory, and a first ranking security interest in the Partnership’s accounts receivable.

Estimated principal repayments over the next 5 years are as follows:

2012	$4,108,092
2013	7,375,556
2014	1,569,364
2015	1,627,915
2016	1,690,894

$16,371,821

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

13.	SHARE CAPITAL

Authorized:
Unlimited	Class “A” and “B” common voting shares
Unlimited	Class “C” and “D” common non-voting shares
Unlimited	Class “E”, “F”, “G” and “H” common, voting shares
Unlimited	Class “I” and “J” non-cumulative, preferred, redeemable, voting shares, redeemable at $1,000 per share
Unlimited	Class “K” and “M” non-cumulative, preferred, non-voting shares, redeemable at $100 per share
Unlimited	Class “L” non-cumulative, preferred, retractable, non-voting shares, redeemable at $1,000 per share

Issued:

	2011	2010	2009

250 Class “E” common shares	$25	$25	$25
750 Class “F” common shares	75	75	75
	100	100	100

	2011	2010	2009

16,536 Class “K” preferred shares (i)	$-	$1,653,600	$1,653,600
2,468 Class “L” preferred shares (ii)	-	-	2,468,000
	$-	$1,653,600	$4,121,600

The Class “L” and “K” preferred shares are presented as liabilities.

(i)	During the year ended February 28, 2011, 16,536 Class “K” preferred shares were redeemed at their aggregate redemption value of $1,653,600.

(ii)	During the year ended February 28, 2010, 2,468 class “L” preferred shares were redeemed at their aggregate redemption value of $2,468,000.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

14.	NON-CONTROLLING INTERESTS

	2011	2010	2009

Balance, beginning of the year	$(333,195)	$(332,482)	$(27,163)
Share of loss for the year	(127,290)	(713)	(305,319)
Non-controlling interest arising on business combinations (note 22)	3,660,150	-	-
Comprehensive income attributable to non-controlling interest (note 18)	333,195	-	-

Non-controlling interest, end of year	$3,532,860	$(333,195)	$(332,482)

15.	PURCHASE BONUS LIABILITY

	2011	2010	2009

Balance, beginning of the year	$796,818	$-	$-
Red Iron acquisition	-	809,568	-
Payment	(375,150)	-	-
Revision of estimate	-	(35,330)	-
Accretion expense	95,038	11,880	-
Foreign currency impact	2,383	10,700	-

Balance, end of year	$519,089	$796,818	$-

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

16.	CONTINGENT CONSIDERATION

	2011	2010	2009

Balance, beginning of year	$2,052,570	$540,048	$644,490
Red Iron business acquisition	-	1,773,392	-
Ranger Pump business acquisition	161,939	-	-
Payments	(137,828)	(285,951)	(317,445)
Foreign currency impact	(198,698)	(55,059)	154,951
Accretion expense	239,277	80,140	58,052

Balance, end of year	$2,117,260	$2,052,570	$540,048

17.	ACCUMULATED COMPREHENSIVE INCOME (LOSS)

	2011	2010	2009

Balance, beginning of year	$(1,492,222)	$299,177	$(1,441,346)
Cumulative Translation Adjustment	(869,148)	(1,791,399)	1,740,523

Balance, end of year	$(2,361,370)	$(1,492,222)	$299,177

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

18.	RELATED PARTY TRANSACTIONS

(a)	The following related party transactions are considered to be in the ordinary course of business and have been recorded at the exchange amount:

The Company paid rent on premises in the amount of $280,000 (2010 and 2009-$nil) to Quinn Holdings Ltd., a company which is a shareholder and is under common control with the Company

The Company provided transportation services to the majority shareholder in the amount of $80,128 (2010-$75,314 and 2009-$nil).

(b)	The following related party transactions are not considered to be in the ordinary course of business and the related gains or losses have been charged to retained earnings:

	2011	2010	2009

Gain on sale of Quinn Aviation Ltd. to
Quinn Holdings Ltd (i)	$226,357	$-	$-
Loss on sale of properties to Quinn Holdings Ltd. (ii)	(6,400)	-	-
Purchase of non-controlling interests in Q Oilfield Protection Inc. (iii)	(333,195)	-	-
	$(113,238)	$-	$-

(i)
On August 10, 2010, the Company sold all of the shares of Quinn Aviation Ltd. to Quinn Holdings Ltd. for a total consideration of $99. The Company realized a gain in the amount of $226,357 on this transaction which was recorded as a related party capital transaction.

(ii)
On July 3, 2010 the Company sold land and building (Leader Property) to Quinn Holdings Ltd. for total consideration of $11,028,126. The purchase was satisfied by the assumption of a mortgage in the amount of $5,243,811 and a promissory note of $5,783,315 and one Class E preferred share of the Company with a redemption value of $1,000. This share was redeemed immediately for $1,000.

On September 20, 2010, the Company sold land and building (Lee Property) to Quinn Holdings Ltd. for total consideration of $791,000. The purchase price was satisfied by a promissory note of $790,679 and the issuance Class F preferred share redeemable for $321. This share was immediately redeemed for $321.

The Company realized an aggregate loss in the amount of $6,400 which was recorded as a related party capital transaction in retained earnings for the year ended February 28, 2011.

(iii)
On June 15, 2010, the Company purchased the 50% of Q Oilfield Protective Coatings Inc. from the minority interest for $1.00. The Company realized a loss of $333,195 on this transaction which was recorded as a related party capital transaction. Included in this loss is an amount of $450,000 related to license fees was written off.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

19.	FINANCIAL INSTRUMENTS

The Company’s consolidated financial instruments include cash, accounts receivable, due from related parties, due from (to) shareholder, bank indebtedness, accounts payable and accrued liabilities, preferred shares, long term debt, purchase bonus liability and contingent consideration. Cash and bank indebtedness are carried at fair value. The carrying amount of accounts receivable, due from (to) shareholders, due from related parties and accounts payable and accrued liabilities approximate their fair values due to their short term nature. The purchase bonus liability and contingent consideration are initially recorded at the estimated fair value and subsequently remeasured using amortized cost. The long term debt is recorded at amortized cost.

(a)	Interest rate risk

The Company is exposed to interest rate risk on certain debt instruments to the extent of changes in the prime interest rate. Currently, a significant portion of the Company’s credit facilities are subject to interest rate changes. For the credit facilities, a one percent change in interest rates would have an impact on reported interest expense of approximately $115,285 (2010 - $33,830, 2009 - $25,551).

(b)	Foreign exchange risk

The Company is exposed to foreign currency fluctuations in relation to its US dollar capital expenditures and operations. The Company has not entered into any hedging activities to mitigate this risk. For the year ended February 28, 2011, for each one percent change in exchange rates between the Canadian and US dollar is estimated to result in the increase or decrease in net income before taxes for $50, 916 (2010-$28,494 and 2009- $59,373)

(c)	Commodity price risk

The Company’s revenue is indirectly sensitive to changes in commodity prices for crude oil and natural gas because the price variation affects activity levels of our customers and therefore the demand for services. This indirect impact is not quantifiable.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

19.	FINANCIAL INSTRUMENTS (continued)

(d)	Credit risk

Credit risk arises from cash held with banks and financial institutions, as well as credit exposure to customers in the form of outstanding accounts receivable. The maximum exposure to credit risk is equal to the carrying value of the financial assets which reflects management’s assessment of the credit risk. During the year ended February 28, 2011, an allowance for doubtful accounts to the amount of $421,955 was recognized. The Company’s aged trade accounts receivable at each of the three years February 28, 2009, 2010, and 2011, are as follows:

As at February 28	2011	2010	2009

Not past due, under 30 days	$15,875,784	$11,913,195	$10,343,709
31-60 days	5,790,589	5,105,419	4,888,732
61-90 days	1,583,769	1,313,285	1,597,597
91+ days	1,603,223	1,531,115	2,788,815
Allowance for doubtful accounts	(421,955)	-	-
Total	$24,431,410	$19,863,014	$19,618,853

The allowance for doubtful accounts recognized during the year ended February 28, 2011 relates to collectability of accounts receivable. In calculating the allowance for doubtful accounts as at February 28, 2011, management individually reviewed all balances greater than 90 days old.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

19.	FINANCIAL INSTRUMENTS (continued)

(e)	Liquidity risk

Liquidity risk is the risk the Company will not meet its financial obligations as they become due. The Company manages liquidity risk through management of its capital structure, monitoring and reviewing actual and forecasted cash flows and the effect on bank covenants, and maintaining unused credit facilities where possible to ensure there is available cash resources to meet the Company’s liquidity needs. The Company’s existing credit facilities and cash flow from operating activities are expected to be greater than anticipated capital expenditures and the contractual maturities of the Company’s financial liabilities.

As at February 28, 2011

	Carrying amount	Contractual cash flows
($ thousands)		2012	2013	2014	2015	2016
Bank indebtedness	$7,147,628	$7,147,628	$-	$-	$-	$-
Accounts payable and accrued liabilities	16,116,233	16,116,233	-	-	-	-
Purchase bonus liability	519,089	519,089	-	-	-	-
Contingent consideration	2,117,260	2,117,260	-	-	-	-
Due from shareholder	1,414,874	1,414,874	-	-	-	-
Long term debt	16,371,821	4,284,884	7,198,764	1,569,364	1,627,915	1,690,894
Operating lease commitments	9,984,780	3,031,704	2,420,726	1,895,050	1,723,602	913,698
Total	$53,671,685	$34,631,672	$9,619,490	$3,464,414	$3,351,517	$2,604,592

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

19.	FINANCIAL INSTRUMENTS (continued)

(f)	Fair value

Financial assets and liabilities recorded at fair value the consolidated balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels based on the amount if subjectivity associated with the inputs in the fair value determination of these assets and liabilities are as follows;

Level I - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as at the measurement date.

Level II - Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instruments anticipated life.

Level III - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the models.

The Company’s cash and bank indebtedness are the only financial assets or liabilities measured using fair value. The cash and bank indebtedness are categorized as level I as there are quoted market prices for these instruments.

		2011		2010
	Fair Value Hierarchy Level	Carrying amount	Fair Value	Carrying amount	Fair Value
Cash	Level 1	4,046,937	4,046,937	3,210,026	3,210,026
Bank indebtedness	Level 1	7,147,628	7,147,628	4,525,697	4,525,697

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

20.	CAPITAL MANAGEMENT

The capital structure of the Company consists of cash, credit facilities, other current and long term debt instruments and common shares. For purposes of the assessment below shareholder’s equity includes retained earnings and common share capital. The overall capitalization of the Company is outlined below:

February 28, 2011
Bank indebtedness	7,147,628
Long term debt	16,371,821
Total debt	23,519,449
Shareholder’s equity	55,779,655
Less: cash	(4,046,937)
Total capitalization	75,252,167

Management is focused on several objectives while managing the capital structure of the Company.
Specifically:

a)	Ensuring Quinn’s has the financing capacity to continue to execute on opportunities to increase overall market share through strategic acquisitions that add value for our shareholders;

b)	Maintaining balance sheet strength, ensuring Quinn’s strategic objectives are met, while retaining an appropriate amount of leverage; and

c)	Safeguarding the entity’s ability to continue as a going concern, such that it continues to provide returns to its shareholder and benefits for other stakeholders.

Quinn’s manages its capital structure based on current economic conditions, the risk characteristics of the underlying assets, and planned capital requirements, within guidelines approved by its main shareholder. Total capitalization is maintained or adjusted by drawing on existing credit facilities, issuing new debt or equity securities when opportunities are identified and through the disposition of underperforming assets to reduce debt.

The Company is subject to financial and non-financial covenants imposed under the terms of the long term debt and operating lines of credit. Financial covenants consist of fixed charge ratio, debt service ratio, and total debt excluding shareholder and related party loans to earnings before interest, taxes, depreciation and amortization. As at February 28, 2011, the Company was in compliance with all its financial and non-financial covenants.

21.	LEASE COMMITMENTS

The Company has operating leases for land, buildings, equipment, and vehicles. As at February 28, 2011, the minimum lease payments related to these leases is as follows:

2012	$3,031,704
2013	2,420,726
2014	1,895,050
2015	1,723,602
2016	913,698
$9,984,780

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

22.	BUSINESS COMBINATIONS

Red Iron Pump and Supply Inc.:

On January 4, 2010 (the date of acquisition), the Company obtained control of Red Iron Pump and Supply Inc.(Red Iron), a distributor of oilfield supplies, by acquiring 100% of the outstanding shares and voting interests of this entity.

Taking control of Red Iron allows for the Company to continue its growth strategy as an oilfield supplier and service provider in the United States. The acquisition is expected to provide the Company with an increased share of the United States oilfield supply market through access to the acquiree’s customer base. The Company also expects to reduce costs through economies of scale.

In the two months since date of acquisition to February 28, 2010, Red Iron contributed revenue of approximately $655,000 and net income of approximately $84,000. If the acquisition had occurred on March 1, 2009, management estimates that consolidated revenue would have been approximately $91,500,000, and consolidated net income for the year ended February 28, 2010 would have been approximately $8,895,000. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on March 1, 2009.

The following summarizes the major classes of consideration transferred, and the recognized amounts of assets acquired and liabilities assumed at the acquisition date.

Consideration transferred

Amount
Cash ($5,000,000 USD)	$5,193,900
Contingent consideration ($1,707,187 USD)	1,773,392
Purchase bonus liability ($779,345 USD)	809,568
$7,776,860

Contingent consideration
The Company has agreed to pay the selling shareholders additional consideration equal to 10% of Red Iron’s gross sales for the four fiscal years subsequent to the sale of Red Iron, beginning in the year ended February 28, 2011. The Company has included $1,773,392 as contingent consideration related to the additional consideration, which represents the fair value at the acquisition date. The fair value of the contingent consideration was calculated by applying the income approach based on the expected sales of Red Iron and a discount rate of 11.6%, which is the estimated internal rate of return of Red Iron.

Purchase bonus liability
The Company has agreed to pay the selling shareholders remuneration that is not considered to be based on their continued involvement in Red Iron. The Company agreed to pay the selling shareholders $311,634 ($300,000 USD) per year for three years following the date of acquisition. As such, these amounts have been considered a component of the consideration paid in the acquisition of Red Iron. The fair value of the purchase bonus was calculated based on the after-tax present value of the payments, using a discount rate of 11.6%, which is Red Iron’s estimated internal rate of return.

Subsequent to February 28, 2011, all the above amounts payable were settled (see Note 26).

(continues)

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

22.	BUSINESS COMBINATIONS (continued)

Net identifiable assets acquired and liabilities assumed

Working capital (net)	$5,100
Property, plant and equipment	578,133
Intangible assets - limited life (customer relationships, patents, licenses)	1,775,391
Future income tax liability	(558,283)
Debt assumed	(49,838)
$1,750,503

Goodwill

Goodwill was recognized as a result of the acquisition as follows:

Amount
Total consideration transferred	$7,776,860
Less net assets acquired	(1,750,503)
Goodwill	$6,026,357

The goodwill is attributable mainly to the skills and technical talent of Red Iron’s workforce, and the synergies expected to be achieved from integrating Red Iron into the Company’s existing oilfield supply business. None of the goodwill acquired is expected to be deductible for income tax purposes.

Transactions separate from the acquisition:

The Company incurred acquisition related costs of approximately $84,000 related to external legal fees and due diligence costs. These costs have been included in the general and administrative costs in the Company’s consolidated statement of net income.

(continues)

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

22.	BUSINESS COMBINATIONS (continued)

Grenco Industries Ltd.:

On June 7, 2010 (the date of acquisition), the Company acquired substantially all of the operating assets of Grenco Industries Ltd. (Grenco), a manufacturer and distributer of oilfield pumps. The assets acquired meet the definition of a business and the transaction has been recorded as a business combination.

The business combination was structured in a manner that the land and building used for operations in the amount of $10,800,000 was acquired by Quinn Holdings Ltd., a company under common control and with the remaining assets being acquired by Grenco Energy Services Limited Partnership (the “Partnership”), an entity controlled by the Company through its 85% ownership and the remaining 15% of the Partnership is owned by the previous owners of Grenco, which has resulted in a non-controlling interest amount being recorded on the purchase. The fair value of the land and building was equal to the amount paid by Quinn Holdings Ltd.

Taking control of Grenco assets allowed the Company to continue its growth strategy as a manufacturer and retailer of oilfield pumps in Canada and the United States. The acquisition is expected to provide the Company with an increased share of the Canadian and US oilfield supply markets through access to the acquiree’s customer base, manufacturing capacity and various product lines and other intellectual property. The Company also expects to reduce costs through economies of scale.

In the period since the date of the acquisition to February 28, 2011, the Partnership contributed revenue of approximately $13,200,000 and a loss of approximately $870,000. If the acquisition had occurred on March 1, 2010, management estimates that consolidated revenue would have been approximately $122,470,000, and consolidated net income for the year ended February 28, 2011 would have been approximately $7,980,000. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on March 1, 2010.

The following summarizes the major classes of consideration transferred, and the recognized amounts of assets acquired and liabilities assumed at the acquisition date:

Consideration transferred

Amount
Cash	$12,798,850
Promissory note	7,939,000
Equity instruments (15% partnership interest)	3,660,150
$24,398,000

Equity instruments

As part of the acquisition, the former owners of Grenco, were provided with a 15% equity interest in Grenco Energy Services Limited Partnership. The fair value of this interest has been calculated based on a gross up of the consideration provided for the assets acquired by the limited partnership. This amount is equal to the fair value of the non-controlling interest at acquisition.

(continues)

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

22.	BUSINESS COMBINATIONS (continued)

The fair value of the non-controlling interest was determined to be $3,660,150 at date of acquisition. This amount was determined by the difference between the fair value of net assets acquired and the total expected consideration based on 100% of the partnership interest acquired by the Company.

Net identifiable assets acquired and liabilities assumed

Amount
Inventories	$6,052,000
Properties, plant and equipment	6,745,000
Intangible assets - limited life (customer relationships, patents, licenses)	5,440,000
Intangible assets - indefinite life (brand name)	2,554,000
Future income tax liability	(461,000)
$20,330,000

Goodwill

Goodwill was recognized as a result of the acquisition as follows:

Amount
Total consideration transferred	$24,398,000
Less net assets acquired	(20,330,000)
Goodwill	$4,068,000

The goodwill is attributable mainly to the skills and technical talent of Grenco Industries Ltd., and the synergies expected to be achieved from integrating the company into the Group’s existing manufacturing and retail business. A portion of the goodwill and intangible assets acquired are deductible from an income tax perspective. The impact of this amount is reflected in the future income tax liability recognized on acquisition. An amount of $514,000 of the goodwill is considered to be deductible from a tax perspective.

Transactions separate from the acquisition:

The Company incurred acquisition related costs of approximately $210,000 related to external legal fees and due diligence costs. These costs have been included in the general and administrative costs in the Company’s consolidated statement of net income.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

22.	BUSINESS COMBINATIONS (continued)

Ranger Pump, LLC.:

On October 1, 2010 (the date of acquisition), the Company obtained control of Ranger Pump LLC (Ranger), a distributor of oilfield supplies, by acquiring the net assets of Ranger.

Taking control of Ranger allows for the Company to continue its growth strategy as an oilfield supplier and service provider in the United States. Ranger was identified as having strategic management processes, operational processes as well as resource management processes in order to retail various products to the Company’s customers. This would assist the entity gaining control in its growth strategy.

In the five months since date of acquisition to February 28, 2011, Ranger contributed revenue of approximately $459,000 and net income of approximately $76,000. If the acquisition had occurred on March 1, 2010, management estimates that consolidated revenue would have been approximately $118,712,000, and consolidated net income for the year ended February 28, 2011 would have been approximately $8,378,000. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on March 1, 2010.

The following summarizes the major classes of consideration transferred, and the recognized amounts of assets acquired and liabilities assumed at the acquisition date.

Consideration transferred

Amount
Cash ($582,065 USD)	$594,579
Present Value of Contingent consideration ($158,531 USD)	161,939
$756,518

Contingent consideration
The Company has agreed to pay the selling shareholders additional consideration equal to 8% of Ranger’s net revenue for the four fiscal years subsequent to the sale of Ranger, beginning in the year ended February 28, 2011. The Company has included $161,939 as contingent consideration related to the additional consideration, which represents the fair value at the acquisition date. The fair value of the contingent consideration was calculated by applying the income approach based on the expected sales of acquire and a discount rate of 25%, which is the estimated internal rate of return of Ranger.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

22.	BUSINESS COMBINATIONS (continued)

Net identifiable assets acquired and liabilities assumed

Inventory	$58,292
Property, plant and equipment	40,860
Limited life intangible assets (customer relationships, non-competition agreement)	238,167
$337,319

Goodwill

Goodwill was recognized as a result of the acquisition as follows:

Amount
Total consideration transferred	$756,518
Less net assets acquired	(337,319)
Goodwill	$419,199

The goodwill is attributable mainly to the skills and technical talent of Red Iron’s workforce, and the synergies expected to be achieved from integrating the company into the Group’s existing oilfield supply business. The goodwill acquired is expected to be deductible for income tax purposes.

Transactions separate from the acquisition:
The Company incurred acquisition related costs of approximately $19,000 related to external legal fees and due diligence costs. These costs have been included in the general and administrative costs in the Company’s consolidated statement of net income.

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

23.	SEGMENTED INFORMATION

The Company has one reportable operating segment as all activities are related to the production, assembly, and sales of reciprocating and progressing cavity pumps for the oil and gas industry. The Company’s activities are conducted in two geographic segments: Canada and the United States. The Company is viewed as a single business segment involving oilfield tool manufacture, sale and rental for purposes of internal performance measurement and resource allocation by management. All revenues are derived from this product group. Geographic segmentation of revenue is based on country of origin and the physical location of capital assets, which results in the geographic areas of Canada and the United States.

Year ended February 28, 2011	Canada	United States	Total
Continuing operations:
Revenue from external customers	$61,609,828	$56,459,395	$118,069,223

Capital assets	$29,060,437	$10,255,864	$39,316,301

Goodwill	$4,095,727	$6,689,932	$10,785,659

Year ended February 28, 2010	Canada	United States	Total
Continuing operations:
Revenue from external customers	$42,476,175	$45,751,247	$88,227,422

Capital assets	$24,506,393	$9,419,922	$33,926,315

Goodwill	$27,727	$6,798,577	$6,826,304

Year ended February 28, 2009	Canada	United States	Total
Continuing operations:
Revenue from external customers	$47,995,097	$55,496,869	$103,491,966

Capital assets	$23,158,241	$6,301,552	$29,459,793

Goodwill	$27,727	$704,805	$732,532

QUINN'S OILFIELD SUPPLY LTD.

Notes to Consolidated Financial Statements

Years Ended February 28, 2011, 2010 and 2009

24.	EMPLOYEE PENSION PLAN

The Company maintains a defined contribution pension plan for its employees who have completed one year of continuous employment with the Company. The Company contributes an amount ranging from 3% to 6% of the eligible salary of each participant based on their years of employment.

During the year ended February 28, 2011, the Company has expensed and paid $282,680 for this plan (2010 - $176,992, 2009 - $138,588) which is included in wages and salaries expense included in cost of goods and services and general and administrative expenses, respectively as presented in the statement of net income.

25.	RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with Canadian GAAP which, in most respects, conforms to U.S. GAAP. Any measurement differences in accounting principles between Canadian GAAP and U.S. GAAP as they apply to the Company are not material, except as described below do not reflect any disclosure differences that may exist between Canadian GAAP and U.S. GAAP.

a) Future Income Taxes
Pursuant to Canadian GAAP, substantively enacted tax rates are used to calculate future income tax, whereas U.S. GAAP applies enacted tax rates. There are no differences for the years ended February 28, 2011 and 2010 relating to tax rate differences.

26.	SUBSEQUENT EVENTS

On June 29, 2011, the RBC term loans (see Note 12) were renewed with a revised maturity date of May 2012. As such the estimated principal repayment schedule and the current portion of long term debt were updated in these consolidated financial statements to give effect to these revised terms.

On September 1, 2011, the Company purchased the 15% non-controlling interests in the Grenco Energy Services Limited Partnership for a total consideration of $1,500,000. The full amount of the consideration was paid in cash.

On November 29, 2011, a final settlement agreement to extinguish the contingent consideration and purchase bonus liability was signed by Quinn Pumps Inc. and the original vendors of the Red Iron acquisition for an amount of approximately US $2.1 million.

Effective December 1, 2011, the Company disposed of the majority of its assets together with selected assets of related companies to an unrelated third party for a total cash consideration of $303 million.